UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

ADVENTRX Pharmaceuticals, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6725 Mesa Ridge Road, Suite 100 San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 552-0866

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 23, 2010, ADVENTRX Pharmaceuticals, Inc. (the “Company”) filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect the previously announced 1-for-25 reverse split of its common stock (the “Reverse Stock Split”). The Reverse Stock Split became effective as of 4:01 p.m. Eastern Daylight Time on April 23, 2010 (the “Effective Time”).

As a result of the Reverse Stock Split, each twenty-five shares of the Company’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time was automatically reclassified as and changed into one share of the Company’s common stock, par value $0.001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who are entitled to fractional shares will receive a cash payment in lieu of receiving fractional shares (after taking into account and aggregating all shares of the Company’s common stock then held by such stockholder) equal to the fractional share interest multiplied by $4.6275 (the per share closing price of the Company’s common stock (on a post-split basis) as last reported on the NYSE Amex on April 23, 2010).

A copy of the Certificate of Amendment is attached to this current report as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

Dated: April 26, 2010	By: /s/ Patrick Keran

Name: Patrick Keran
Title: President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of ADVENTRX Pharmaceuticals, Inc.